                                                                 Exhibit (g) (4)

                                   SCHEDULE A

     Active Stock Master Portfolio
     Bond Index Master Portfolio
     CoreAlpha Bond Master Portfolio
     LifePath Retirement Master Portfolio
     LifePath 2010 Master Portfolio
     LifePath 2020 Master Portfolio
     LifePath 2030 Master Portfolio
     LifePath 2040 Master Portfolio
     LifePath 2050 Master Portfolio
     Money Market Master Portfolio
     Prime Money Market Master Portfolio
     S&P 500 Index Master Portfolio
     Government Money Market Master Portfolio
     Treasury Money Market Master Portfolio

Amended and approved by the Board of Trustees of Master Investment Portfolio on March 25-26, 2008.

Schedule A to Master Investment Portfolio Custody Agreement